Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Scott Eckstein
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(212) 827-3766

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 22, 2011

RAVEN INDUSTRIES REPORTS

THIRD QUARTER FISCAL 2012 RESULTS

SIOUX FALLS, SD—November 22, 2011—Raven Industries, Inc. (RAVN: Nasdaq) today announced third quarter results for the three months ended October 31, 2011. Higher sales were led by strong demand for the company’s precision agriculture solutions. Third quarter net income declined from prior year levels. Based upon net income gains of 19 percent for the first nine months, along with anticipated growth from all divisions in the fourth quarter, Raven is on pace for another record year in sales and net income.

For the third quarter, sales increased 9 percent to $93.3 million, from a record $85.8 million in the same period a year ago. The largest sales increase was reported by the Applied Technology Division, with continued sales growth in Engineered Films. Third quarter net income decreased 4 percent to $11.4 million, or $0.63 per diluted share, compared with $11.8 million, or $0.65 per share, during the same period a year ago.

For the nine months, sales reached $285.2 million, a 17 percent increase from last year’s $244.0 million. Net income for the nine months of $39.6 million, or $2.17 per share, was 19 percent above the prior year’s nine-month results of $33.1 million, or $1.83 per share.

“Our Applied Technology Division, which currently represents about one-third of our total revenues, turned in another outstanding quarter,” said Daniel A. Rykhus, president and chief executive officer. “Although our Engineered Films Division achieved double-digit sales growth, we faced another quarter of very tough year-over-year comparisons in operating income. As expected, the decline in avionics is being felt in our Electronic Systems Division. Regarding our Aerostar Division, last year’s third quarter was a record, driven by a very high number of aerostat shipments.

“Despite a very challenging economic environment, our diversified base of business is on track to produce another record year. Our two largest divisions are experiencing strong sales momentum, both of which have been the beneficiary of aggressive investment programs related to new products and capacity expansion. True to the Raven model, our strong cash flows allow us to fund future growth and still maintain a debt-free balance sheet. Capital spending and investment in corporate capabilities to support growth continue at a steady pace, and yet we have been able to achieve strong top-line growth and remain consistently profitable.”

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Strong Demand and Solid Execution Drive Record Applied Technology Results

For the third quarter, sales in the Applied Technology Division increased 36 percent to $32.5 million versus $23.9 million last year. Operating income increased 45 percent, to $10.7 million from $7.3 million. The division set third quarter records for sales and earnings.

“Sales of our precision ag solutions have been strong all year,” Rykhus said. “We’re seeing demand across our core product line, including field computers, guidance systems and steering controls, with success in both our OEM and aftermarket channels. Meanwhile, our international sales remain on a good pace, led by the former Soviet Republics, Brazil, Australia and South Africa. We made a significant investment over the past few years in building out our international sales and support network. Today, our international sales represent about 27 percent of division revenues, compared to 21 percent for the first nine months of last year. Despite the fact that we continue to invest in new products and new markets, our profit growth has outpaced our sales growth this year.”

Sales Growth Continues for Engineered Films

The Engineered Films Division posted record quarterly sales of $34.9 million, which was up 17 percent from $29.8 million in the third quarter of the prior year. Operating income decreased 19 percent to $5.6 million versus $6.9 million last year. Last year’s operating income included a $451,000 gain on the sale of a warehouse.

Rykhus stated, “Our custom applications continue to perform well, particularly in our energy and agriculture end markets. While our geomembrane liners and covers are performing well, we see increased opportunity stemming from new capabilities to provide environmental protection in the areas of liquid containment and gas barriers. Regarding profitability, we faced delays in ramping up our new capacity, which is only now being completed. This impacted our productivity and efficiency during the quarter. We expect both of our new extruders will be on line by the end of the calendar year. This, along with an improving profit spread, is expected to result in operating profit growth in the fourth quarter.”

Lower Sales and Profits at Aerostar

Aerostar sales in the third quarter declined 34 percent to $10.5 million from $15.9 million in the previous year’s third quarter. Operating income of $1.8 million was 50 percent below year ago results of $3.6 million.

“On the plus side we have military parachutes which continue to perform consistently,” noted Rykhus. “We have stated before that aerostat system deliveries can vary from quarter to quarter. As such, we had strong sales in the third quarter last year and a lull in this year’s third quarter. We received a $6 million contract in September 2011 for aerostats, spare parts and support, and we anticipate increased aerostat deliveries in the fourth quarter. Along with lower sales in the third quarter compared to a year ago, profit margins were further pressured by our R&D investments as we build the business foundation that will better enable us to compete in the world markets for surveillance and communications. A cornerstone of this effort will be the new test and demonstration facility for large aerostat systems, located in the expanded Raven Innovation campus.”

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Electronic Systems Shows Stable Results

Electronic Systems sales in the third quarter were $17.3 million versus $17.8 million a year ago, down 3 percent. Operating income of $2.3 million was relatively flat.

Rykhus noted, “We continue to see a decline in our avionics-related business. In addition, operating profits and margins in this division can vary between quarters depending on product mix. Electronic Systems continues to assume responsibility for producing additional high-quality components for our Applied Technology Division. As we look to secure new low-volume high-mix projects, we can also count on this division to be a consistent generator of strong cash flows.”

Cash Builds Despite Increased Capital Investment

Raven is on pace this fiscal year to invest approximately $33 million for expanded manufacturing capacity and major facility enhancements. At October 31, 2011, cash and investment balances were $44.2 million, up from $30.0 million a year ago. Nine month operating cash flows increased to $37.7 million versus $26.3 million last year due primarily to higher net income. Working capital levels reflected a higher level of sales activity. Accounts receivable increased to $50.7 million compared with $48.7 last year. Inventories at the end of the quarter were $49.9 million, up from $37.1 million one year earlier.

Heading for Another Record Year of Performance

“With significant growth over the first nine months, we’re looking to finish the fiscal year on a strong note,” said Rykhus. “Applied Technology should continue to show gains in sales and profit, although at a lower rate of growth than recent quarters. We are in the process of moving this division’s manufacturing facilities to a new location in Sioux Falls, but any related disruptions should be short-lived. We also look for Engineered Films to maintain their momentum, with improved efficiencies leading to better profit margins. Regarding Aerostar, we expect new aerostat orders to ship in the fourth quarter and we should see higher divisional income versus a year ago.”

He continued, “In addition to producing strong growth in this uncertain economic environment, Raven has carried out several key initiatives over the past year that together will significantly expand our manufacturing capacity and greatly improve our new product R&D capabilities. Our financial strength supports both an increased capital budget this year, as well as continued growth in our dividend.”

For the sixth year in a row, Raven was recently named to the Forbes America’s Best Small Companies list based on earnings growth, sales growth and return on equity over the past 12 months and the past five years. Rykhus noted, “We strive to be one of the best companies in America, and I believe our culture of service, innovation, quality, and peak performance is what sets Raven apart.”

About Raven Industries, Inc.

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets.

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Conference Call Information

Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its third quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company’s Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through November 29, 2011. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 7943625. A replay of the call will also be available at www.ravenind.com for 90 days.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

FINANCIAL TABLES FOLLOW…

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RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
	2011	2010	Fav (Unfav) Change	2011	2010	Fav (Unfav) Change
Net sales	$93,300	$85,823	9%	$285,185	$244,027	17%
Cost of sales	66,046	60,936		196,865	171,580

Gross profit	27,254	24,887	10%	88,320	72,447	22%
Research and development expenses	2,499	1,582		7,116	5,664
Selling, general and administrative expenses	7,880	5,439		22,122	16,789

Operating income	16,875	17,866	(6)%	59,082	49,994	18%
Other income (expense), net	(4)	17		(93)	(25)

Income before income taxes	16,871	17,883	(6)%	58,989	49,969	18%
Income taxes	5,473	6,050		19,414	16,838

Net income	11,398	11,833	(4)%	39,575	33,131	19%
Net income attributable to noncontrolling interest	8	—		8	—

Net income attributable to Raven Industries, Inc.	$11,390	$11,833	(4)%	$39,567	$33,131	19%

Net income per common share:
-basic	$0.63	$0.65	(3)%	$2.18	$1.83	19%
-diluted	$0.63	$0.65	(3)%	$2.17	$1.83	19%
Weighted average common shares outstanding:
-basic	18,121	18,067		18,112	18,060
-diluted	18,219	18,115		18,215	18,091

RAVEN INDUSTRIES, INC.

SALES AND OPERATING INCOME BY SEGMENT

(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
	2011	2010	Fav (Unfav) Change	2011	2010	Fav (Unfav) Change
Net sales:
Applied Technology	$32,468	$23,913	36%	$103,862	$77,804	33%
Engineered Films	34,947	29,772	17%	97,497	81,525	20%
Aerostar	10,533	15,945	(34)%	36,533	36,833	(1)%
Electronic Systems	17,308	17,754	(3)%	53,315	52,109	2%
Intersegment eliminations	(1,956)	(1,561)		(6,022)	(4,244)

Total company	$93,300	$85,823	9%	$285,185	$244,027	17%

Operating income:
Applied Technology	$10,667	$7,336	45%	$37,859	$25,257	50%
Engineered Films	5,574	6,908 (1)	(19)%	14,987	16,578 (1)	(10)%
Aerostar	1,807	3,606	(50)%	8,053	7,115	13%
Electronic Systems	2,293	2,297	0%	8,012	8,234	(3)%
Intersegment eliminations	(16)	—		4	(47)

Total segment income	$20,325	$20,147		$68,915	$57,137

Corporate expenses	(3,450)	(2,281)	(51)%	(9,833)	(7,143)	(38)%

Total company	$16,875	$17,866	(6)%	$59,082	$49,994	18%

(1)	Includes a $451,000 pre-tax gain on disposition of assets.

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RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	October 31 2011	January 31 2011	October 31 2010
ASSETS
Cash, cash equivalents and short-term investments	$44,223	$38,563	$29,970
Accounts receivable, net	50,661	39,967	48,733
Inventories	49,856	43,679	37,123
Other current assets	4,581	5,972	5,695

Total current assets	149,321	128,181	121,521
Property, plant and equipment, net	56,906	41,522	37,212
Other assets, net	16,910	18,057	18,684

	$223,137	$187,760	$177,417

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$17,568	$16,715	$11,343
Accrued and other liabilities	19,130	17,620	18,252

Total current liabilities	36,698	34,335	29,595
Other liabilities	13,582	12,211	11,683
Shareholders’ equity	172,857	141,214	136,139

	$223,137	$187,760	$177,417

RAVEN INDUSTRIES, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands) (Unaudited)

	Nine Months Ended October 31
	2011	2010
Cash flows from operating activities:
Net income	$39,575	$33,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,481	5,578
Other operating activities, net	(8,327)	(12,421)

Net cash provided by operating activities	37,729	26,288

Cash flows from investing activities:
Capital expenditures	(22,070)	(9,417)
Other investing activities, net	405	2,081

Net cash used in investing activities	(21,665)	(7,336)

Cash flows from financing activities:
Dividends paid	(9,766)	(31,206)
Other financing activities, net	356	11

Net cash used in financing activities	(9,410)	(31,195)

Effect of exchange rate changes on cash	6	29

Net increase in cash and cash equivalents	6,660	(12,214)
Cash and cash equivalents at beginning of period	37,563	40,684

Cash and cash equivalents at end of period	44,223	28,470
Short-term investments	—	1,500

Cash, cash equivalents and short-term investments	$44,223	$29,970

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